Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – October 22, 2020

FVCBankcorp, Inc. Announces

Third Quarter 2020 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported third quarter 2020 net income of $3.9 million, or $0.28 diluted earnings per share, compared to $4.1 million, or $0.28 diluted earnings per share, for the quarter ended September 30, 2019. Net revenues, which includes net interest income plus noninterest income, for the three months ended September 30, 2020 were $14.4 million, an increase of $1.6 million, from $12.8 million for the year ago quarter ended September 30, 2019. For the nine months ended September 30, 2020, the Company reported net income of $10.5 million, or $0.74 diluted earnings per share, compared to $12.1 million or $0.82 diluted earnings per share, for the same period of 2019. The decrease in net income was primarily attributable to an increase in loan loss provisioning of $3.3 million year-over-year. Net revenues for the nine months ended September 30, 2020 were $40.7 million, an increase of $2.5 million, from $38.2 million for the nine months ended September 30, 2019.

The Company believes the reporting of earnings to exclude branch closing impairment charges, gains on sales of securities, and merger and acquisition expenses are more reflective of the Company’s operating performance (“Operating Earnings”). Operating Earnings is not a measurement that is in accordance with generally accepted accounting principles in the United States (“GAAP”). Operating Earnings for the three months ended September 30, 2020 were $3.8 million, or $0.28 diluted earnings per share, compared to $4.1 million, or $0.28 diluted earnings per share for the three months ended September 30, 2019. Operating Earnings for the nine months ended September 30, 2020 were $10.9 million, or $0.77 diluted earnings per share, compared to $12.2 million, or $0.82 diluted earnings per share for the nine months ended September 30, 2019. A reconciliation of Operating Earnings can be found in the tables below.

Both the three and nine month periods ended September 30, 2020 have been impacted by elevated provision for loan losses expense. In addition, during the second quarter of 2020, the Company announced the closure of two branch locations which resulted in one-time branch closure costs of $676 thousand ($534 thousand after tax). The Company anticipates realizing the benefits of annualized cost savings of approximately $350 thousand related to occupancy expense beginning with the fourth quarter of 2020. Other annual savings of approximately $250 thousand include salaries and benefits expense as the employees for each of these locations have filled current vacant positions within the Company, reducing the need to hire additional personnel.

Third Quarter Selected Highlights

•	Increased Pre-Tax Pre-Provision Income. For the three months ended September 30, 2020 and 2019, pre-tax pre-provision income (which also excludes branch closure costs and gains on sales of securities) was $6.6 million and $5.4 million, respectively, an increase of $1.2 million or 21.6%. On a linked quarter basis, pre-tax pre-provision income was $6.1 million for the three months ended June 30, 2020. Pre-tax pre-provision return on average assets for the three months ended September 30, 2020 and 2019 was 1.50% and 1.46%, respectively. For the nine months ended September 30, 2020 and 2019, pre-tax pre-provision income was $18.2 million and $16.6 million, respectively, an increase of $1.6 million. A reconciliation of pre-tax pre-provision, a non-GAAP financial measure, can be found in the tables below.

•	Strong Core Deposit Growth. Core deposits, which excludes wholesale deposits, increased $233.6 million to $1.42 billion at September 30, 2020, an increase of 19.7%, from December 31, 2019. Noninterest-bearing deposits represent 30.4% of core deposits at September 30, 2020.

•	Improved Net Interest Margin. Net interest margin increased 14 basis points to 3.30% for the quarter ended September 30, 2020 compared to 3.16% for the quarter ended June 30, 2020. Excluding the impact of Paycheck Protection Program (“PPP”) loans, credit mark accretion, and excess liquidity during the third quarter of 2020, net interest margin for the three months ended September 30, 2020 would have been 3.36%. Cost of deposits, which include noninterest-bearing deposits, for the third quarter of 2020 was 0.73%, compared to 1.42% for the third quarter of 2019, a decrease of 69 basis points, or 48.6%.

•	Significant Decrease in Payment Deferred Loans. At October 20, 2020, approximately 2.6% of the total loan portfolio, or $39.5 million, continue under COVID-19 deferrals. Approximately $20.4 million of current deferrals are in their second 90-day payment deferral period, of which approximately 76.7% are making interest-only payments. This compares to modified loans of $360.2 million, or 24.4% of the total loan portfolio, reported at June 30, 2020.

•	Reduced Levels of Past Due and Nonperforming loans. Loans past due 90 days or more and still accruing totaled $311 thousand at September 30, 2020, compared to $1.4 million at June 30, 2020. Nonperforming loans and loans past due 90 days or more and still accruing were $8.0 million, or 0.45% of total assets, at September 30, 2020, compared to $10.7 million, or 0.70% of total assets at December 31, 2019, and $8.5 million, or 0.48% of total assets, at June 30, 2020.

•	Improved Efficiency Ratio. Efficiency ratio for the three months ended September 30, 2020 was 53.9%, an improvement from 57.7% for the year ago quarter ended September 30, 2020.

“We are extremely pleased with our third quarter results, particularly the improvement in our net interest margin, which was a result of our efforts to reduce deposit costs by almost 40% year-over-year. We are cautiously optimistic with the results of our loan payment deferral program as we see just over 5% of loans request a second 90-day deferral period; and 77% of those loans are making interest-only payments. We will continue to work with our customers to assist them through this pandemic and help them navigate the economic impact that they are experiencing,” stated David W. Pijor, Chairman and CEO.

COVID-19 Pandemic Impact to Loan Portfolio

As a result of the COVID-19 pandemic, the Company implemented loan payment deferral programs to allow customers who were required to close or reduce business operations to defer loan principal and interest payments primarily for 90 days. During the second quarter of 2020, the Company modified 277 loans for a total outstanding principal balance of $360.2 million, or 24.4% of the total loan portfolio. At October 20, 2020, remaining payment deferred loans totaled $39.5 million, or 2.6% of the total loan portfolio, comprising 26 loans. For those commercial real estate loans with approved payment deferrals, these loans are collateralized and well secured. The table below shows the number of loans still deferring payments and their respective outstanding loan balances by asset class.

COVID Payment Deferrals By Asset Class
Asset Class	Total Loans Modified		Loans Expected to Resume Payments in 2020		Loans Under Further Analysis and Review		Total Loans
	# of Loans	($ in thousands)	# of Loans	($ in thousands)	# of Loans	($ in thousands)	# of Loans	($ in thousands)
Commercial Real Estate - Retail	3	$12,200	1	$3,149	2	$9,051	108	$200,161
Commercial Real Estate - Mixed Use	3	9,893	1	2,127	2	7,766	53	85,669
Specialty Use-Hotel/Lodging/Motel	-	-	-	-	-	-	11	59,116
Commercial Real Estate - Office	3	11,404	3	11,404	-	-	112	115,148
Multi-Family First Lien	1	1,411	-	-	1	1,411	81	103,551
Commercial Real Estate - Industrial	-	-	-	-	-	-	70	98,553
Commercial Real Estate - Special Use/Church	1	1,492	1	1,492	-	-	25	47,464
Special Purpose	-	-	-	-	-	-	23	30,735
Other Loan Categories	15	3,147	8	1,301	7	1,846	2,812	757,237

At October 20, 2020	26	$39,547	14	$19,473	12	$20,074	3,295	$1,497,634
At September 30, 2020	57	$118,711
At June 30, 2020	277	$360,177

Previously modified hotel loans totaling $45.9 million have all resumed contractual loan payments with the exception of one loan totaling $9.7 million, which has moved to the watchlist. The Company is working with the borrower to determine the best course of action. Loans expected to resume payments above are based on conversations with the borrowers and analysis of their financial condition. Loans under further analysis and review are being closely monitored by the Company to determine if further modifications are warranted and to review all options available to the Company.

The Company is closely and proactively monitoring the effects of the pandemic on its loan and deposit customers and is focused on assessing risks within the loan portfolio and working with customers to minimize losses. The Company considers pandemic impacted loans to include commercial real estate loans to hotels, churches, and certain retail and special purpose asset classes. During its assessment of the allowance for loan losses, the Company addressed the credit risks associated with these pandemic impacted segments and those loan customers that have requested payment deferrals.

The Company believes that as a result of its conservative underwriting discipline at loan origination coupled with the active dialogue the Company has had with its borrowers, the Company has the ability and necessary flexibility to assist its customers through this pandemic.

Balance Sheet

Total assets increased to $1.79 billion at September 30, 2020 compared to $1.54 billion at December 31, 2019, an increase of $256.9 million, or 16.7%. Year-over-year, total assets increased $229.0 million, or 14.6% from $1.57 billion at September 30, 2019.

Loans receivable, net of deferred fees, totaled $1.50 billion at September 30, 2020, compared to $1.27 billion at December 31, 2019, an increase of $227.1 million, or 17.9%, and compared to $1.24 billion at September 30, 2019, a year-over-year increase of $254.2 million, or 20.5%. PPP loans originated and funded, net of fees, totaled $170.3 million during the quarter assisting both existing and new clients. During the third quarter of 2020, loan originations, excluding PPP loans, totaled approximately $64.0 million, of which $32.0 million funded during the quarter. For the year-to-date 2020, net loan growth, excluding PPP loans, is $45.6 million, or 3.6%.

Investment securities decreased $30.4 million to $111.2 million at September 30, 2020, compared to $141.6 million at December 31, 2019. The Company sold $3.0 million in mortgage-backed securities available-for-sale, recording gains of $44 thousand during the third quarter of 2020. These securities were sold as they had larger premiums susceptible to prepayment risk, decreasing future interest income. Year-over-year, investment securities decreased $25.3 million, or 18.6%, from $136.5 million at September 30, 2019.

Total deposits increased to $1.51 billion at September 30, 2020 compared to $1.29 billion at December 31, 2019, an increase of $228.6 million, or 17.8%. Year-over-year, total deposits increased $196.6 million, or 14.9%, from $1.32 billion at September 30, 2019. Core deposits, which represent total deposits less wholesale deposits, increased $233.6 million, or 19.7%, to $1.42 billion at September 30, 2020 compared to $1.19 billion at December 31, 2019, and increased $174.6 million, or 14.0% from $1.24 billion at September 30, 2019. The increase in core deposits reflects new customer relationships as well as growth in existing customer accounts and, to a lesser extent, deposits remaining from PPP funds. Wholesale deposits totaled $95.0 million, or 6.3% of total deposits at September 30, 2020, a decrease of $5.0 million from December 31, 2019. Noninterest-bearing deposits increased $125.1 million, or 40.9%, to $431.3 million at September 30, 2020 from $306.2 million at December 31, 2019, and represented 28.5% of total deposits, or 30.4% of core deposits, at September 30, 2020.

The capital ratios at the Company’s bank subsidiary, FVCbank, remain well-capitalized at September 30, 2020 with a leverage ratio of 11.02%.

Income Statement

Net income for the three months ended September 30, 2020 was $3.9 million, compared to $4.1 million for the same period of 2019, and $2.9 million for the quarter ended June 30, 2020. For the nine months ended September 30, 2020, net income was $10.5 million, compared to $12.1 million for the same period of 2019. Both the three and nine months’ periods of 2020 were impacted by increased provision for loan losses.

Net interest income totaled $13.6 million, an increase of $1.5 million, or 12.4%, for the quarter ended September 30, 2020, compared to the year ago quarter, and increased by $900 thousand, or 7.1%, compared to the second quarter of 2020, a result of significant decreases in the cost of deposits. Interest expense on deposits decreased $1.7 million for the three months ended September 30, 2020 compared to the same period of 2019, and decreased $470 thousand compared to the three months ended June 30, 2020. The impact to interest income from the accretion of loan marks on acquired loans was $469 thousand and $43 thousand for the three months ended September 30, 2020 and 2019, respectively. The increase in income related to loan mark accretion was a result of improved cash flows for an acquired loan during the three months ended September 30, 2020. In addition, net interest income for the three months ended September 30, 2020 benefited from PPP loan origination, which contributed $981 thousand to interest income. Remaining net deferred fees related to PPP originations total $3.6 million and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or payment. For the nine months ended September 30, 2020 and 2019, net interest income was $38.5 million and $36.2 million, respectively, an increase of $2.3 million, year-over-year.

The Company’s net interest margin for the three months ended September 30, 2020 was 3.30%, compared to 3.41% for the year ago quarter ended September 30, 2019, a decrease of 11 basis points, impacted by the decreases in the targeted fed funds rate of 225 basis points since August 2019. On a linked quarter basis, net interest margin increased 14 basis points from 3.16% for the three months ended June 30, 2020. Excluding the impact of PPP loans (a decrease of 11 basis points), credit mark accretion (an increase of 9 basis points), and excess liquidity (a decrease of 6 basis points) during the third quarter of 2020, net interest margin for the three months ended September 30, 2020 would have been 3.36%. The average yield for the loan portfolio for the third quarter of 2020 was 4.56% (excluding PPP loans) compared to 5.13% for the year ago quarter, and 4.77% for the quarter ended June 30, 2020. Cost of interest-bearing deposits for the third quarter of 2020 was 1.01%, compared to 1.82% for the third quarter of 2019, a decrease of 81 basis points, or 44.5%, primarily as a result of the Company having aggressively decreased its deposit rates during the second and third quarters in order to offset the repricing of the variable rate loan portfolio.

Noninterest income totaled $770 thousand and $680 thousand for the quarters ended September 30, 2020 and 2019, respectively. Fee income from loans was $35 thousand for the quarter ended September 30, 2020, compared to $101 thousand for the same period of 2019. Service charges on deposit accounts and other fee income totaled $411 thousand for the third quarter of 2020, compared to $378 thousand from the year ago quarter. Income from bank-owned life insurance increased $82 thousand to $280 thousand for the three months ended September 30, 2020, compared to $198 thousand for the same period of 2019, primarily as a result of purchasing additional policies during 2019. Noninterest income for the year-to-date period ended September 30, 2020 was $2.2 million, compared to $2.0 million for the 2019 year-to-date period, an increase of $195 thousand, or 10.0%, which was primarily driven by an increase in service charges on deposit accounts and other fee income, and income from bank-owned life insurance, and offset by fair value losses on loans held for sale of $451 thousand recorded during the first quarter of 2020 before these loans were transferred to the held for investment portfolio.

Noninterest expense totaled $7.7 million for the quarter ended September 30, 2020, compared to $7.4 million for the same three-month period of 2019, an increase of $383 thousand, or 5.2%, which is in line with the Company’s targeted expense growth for 2020. The increase in noninterest expense compared to the year ago quarter was primarily related to an increase in data processing and network administration expense of $124 thousand, which is related to planned network infrastructure upgrades for 2020, an increase of $154 thousand for loan related expenses, and an increase in professional fees of $73 thousand. The Company has invested in technology in its efforts to reduce certain expenses where possible. Noninterest expense for the third quarter of 2020 increased $424 thousand, or 5.8%, when compared to noninterest expense of $7.3 million (excluding branch closure costs of $676 thousand) recorded during the second quarter of 2020. Increases in noninterest expense during the third quarter of 2020 as compared to the second quarter of 2020 were isolated to salaries and benefits expense with an increase of $362 thousand. During the third quarter of 2020, salaries and benefits expense increased as a result of an increase in incentive accruals by $220 thousand, and a decrease in deferred salaries expense for loan originations of $146 thousand, which were elevated during the second quarter as a result of deferred loan salaries recorded for PPP loan originations. For the nine months ended September 30, 2020 and 2019, noninterest expense, excluding branch closure charges, was $22.3 million and $21.5 million, respectively, an increase of $734 thousand, or 3.4%.

The efficiency ratio for the quarter ended September 30, 2020 was 53.9%, a decrease from 57.7% for the year ago quarter and a decrease from 54.7% for the three months ended June 30, 2020 (excluding branch closure costs). The efficiency ratios for the nine months ended September 30, 2020 and 2019, excluding branch closure costs and merger expense from 2019, were 54.2% and 56.1%, respectively.

The Company recorded a provision for income taxes of $1.0 million for the three months ended September 30, 2020, compared to $1.1 million for the same period of 2019. The effective tax rates for the three months ended September 30, 2020 and 2019 were 21.2% and 20.9%, respectively. The effective tax rates for the 2020 and 2019 periods presented are less than the Company’s combined federal and state statutory rate of 21.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options.

Asset Quality

The Company recorded a provision for loan losses of $1.7 million for the three months ended September 30, 2020, compared to $235 thousand for the year ago quarter. The increase in the provision for loan losses for the three months ended September 30, 2020 is primarily related to growth in the loan portfolio and increases in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic, including an increase in adversely rated credits. The Company is not required to implement the provisions of the current expected credit losses (“CECL”) accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. Provision for loan losses for the nine months ended September 30, 2020 and 2019 were $4.5 million and $1.3 million, respectively.

The allowance for loan losses to total loans, excluding PPP loans, was 1.10% at September 30, 2020, compared to 0.81% at December 31, 2019. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 1.26% at September 30, 2020. Net charge-offs of $38 thousand recorded during the third quarter of 2020 were primarily related to purchased consumer unsecured loans.

Nonperforming loans and loans 90 days or more past due at September 30, 2020 totaled $8.0 million, or 0.45% of total assets. This compares to $10.7 million in nonperforming loans and loans 90 days or more past due at December 31, 2019, or 0.70% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $456 thousand, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at September 30, 2020 totaling $98 thousand which is a consumer residential loan. Nonperforming assets (including other real estate owned) to total assets was 0.66% at September 30, 2020 compared to 0.95% for December 31, 2019.

Completion of $20 Million Subordinated Notes Offering

On October 13, 2020, the Company announced the completion of its private placement of $20 million of its 4.875% Fixed to Floating Subordinated Notes due 2030 (the “Notes”) to certain qualified institutional buyers and accredited investors. The Notes have a maturity date of October 15, 2030 and carry a fixed rate of interest of 4.875% for the first five years. Thereafter, the Notes will pay interest at 3-month SOFR plus 471 basis points, resetting quarterly. The Notes include a right of prepayment without penalty on or after October 15, 2025. The Notes have been structured to qualify as Tier 2 capital for regulatory purposes. The Company plans to use the proceeds from the placement of the Notes for general corporate purposes, to include supporting capital ratios at the Company’s subsidiary, FVCbank, and potential repayment of a portion of the $25.0 million outstanding subordinated debt callable June 30, 2021.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.79 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended
	2020	2019	2020	2019	6/30/2020	12/31/2019
Selected Balances
Total assets	$1,794,172	$1,565,196			$1,781,149	$1,537,295
Total investment securities	117,746	142,549			128,690	147,606
Loans held for sale	--	--			--	11,198
Total loans, net of deferred fees	1,497,634	1,243,405			1,478,120	1,270,526
Allowance for loan losses	(14,556)	(10,068)			(12,894)	(10,231)
Total deposits	1,514,348	1,317,720			1,519,036	1,285,722
Subordinated debt	24,547	24,467			24,527	24,487
Other borrowings	40,000	15,000			25,000	25,000
Total stockholders’ equity	184,490	175,069			180,652	179,078
Summary Results of Operations
Interest income	$16,761	$17,006	$49,974	$49,957	$16,281	$16,777
Interest expense	3,166	4,914	11,473	13,729	3,586	4,941
Net interest income	13,595	12,092	38,501	36,228	12,695	11,836
Provision for loan losses	1,700	235	4,516	1,255	1,750	465
Net interest income after provision for loan losses	11,895	11,857	33,985	34,973	10,945	11,371
Noninterest income - loan fees, service charges and other	446	479	1,616	1,539	405	485
Noninterest income - bank owned life insurance	280	198	845	414	282	249
Noninterest income - gain (loss) on sales of securities available-for-sale	44	3	141	3	--	--
Noninterest income - gain (loss) on loans held for sale	--	--	(451)	--	--	(145)
Noninterest expense	7,746	7,363	22,953	21,543	7,998	7,334
Income before taxes	4,919	5,174	13,183	15,386	3,634	4,626
Income tax expense	1,045	1,081	2,696	3,282	754	902
Net income	3,874	4,093	10,487	12,104	2,880	3,724
Per Share Data
Net income, basic	$0.29	$0.30	$0.77	$0.88	$0.21	$0.27
Net income, diluted	$0.28	$0.28	$0.74	$0.82	$0.21	$0.25
Book value	$13.69	$12.62			$13.42	$12.88
Tangible book value (1)	$13.06	$12.03			$12.79	$12.26
Shares outstanding	13,478,115	13,874,776			13,459,317	13,902,067
Selected Ratios
Net interest margin (2)	3.30%	3.41%	3.27%	3.55%	3.16%	3.28%
Return on average assets (2)	0.89%	1.10%	0.84%	1.13%	0.67%	0.98%
Return on average equity (2)	8.44%	9.46%	7.72%	9.65%	6.41%	8.39%
Efficiency (3)	53.92%	57.66%	56.46%	56.42%	59.77%	59.03%
Loans, net of deferred fees to total deposits	98.90%	94.36%			97.31%	98.82%
Noninterest-bearing deposits to total deposits	28.48%	22.37%			29.13%	23.82%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$3,874	$4,093	$10,487	$12,104	$2,880	$3,724
Add: Merger and acquisition expense	--	51	--	133	--	--
Add: Impairment on branch closures	--	--	676	--	676	--
Subtract: Gains on sales of securities available-for-sale	(44)	(3)	(141)	(3)	--	--
Less: provision for income taxes associated with non-GAAP adjustments	9	(12)	(112)	(30)	(142)	--
Net income, as adjusted	$3,839	$4,129	$10,910	$12,204	$3,414	$3,724
Net income, diluted, on an operating basis	$0.28	$0.28	$0.77	$0.82	$0.25	$0.25
Return on average assets (non-GAAP operating earnings)	0.88%	1.11%	0.87%	1.14%	0.79%	0.98%
Return on average equity (non-GAAP operating earnings)	8.37%	9.55%	8.03%	9.73%	7.60%	8.64%
Efficiency ratio (non-GAAP operating earnings) (3)	53.92%	57.26%	54.80%	56.07%	54.72%	58.35%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.86%	10.72%			9.71%	11.15%
Tier 1 leverage (to average assets)	11.02%	12.11%			11.05%	12.15%
Asset Quality
Nonperforming loans and loans 90+ past due	$8,005	$10,444			$8,493	$10,725
Performing troubled debt restructurings (TDRs)	98	--			99	--
Other real estate owned	3,866	3,866			3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.45%	0.67%			0.48%	0.70%
Nonperforming assets to total assets	0.66%	0.91%			0.69%	0.95%
Nonperforming assets (including TDRs) to total assets	0.67%	0.91%			0.70%	0.95%
Allowance for loan losses to loans	0.97%	0.81%			0.87%	0.81%
Allowance for loan losses to nonperforming loans	181.84%	96.40%			151.82%	95.39%
Net charge-offs	$38	$163	$191	$345	$82	$303
Net charge-offs to average loans (2)	0.01%	0.05%	0.02%	0.04%	0.02%	0.10%
Selected Average Balances
Total assets	$1,749,005	$1,483,430	$1,674,132	$1,428,082	$1,721,612	$1,514,124
Total earning assets	1,642,025	1,406,485	1,572,038	1,366,456	1,615,125	1,430,397
Total loans, net of deferred fees	1,484,853	1,241,360	1,393,301	1,196,126	1,415,383	1,234,183
Total deposits	1,481,899	1,243,490	1,407,747	1,207,258	1,459,834	1,270,821
Other Data
Noninterest-bearing deposits	$431,322	$294,825			$442,443	$306,235
Interest-bearing checking, savings and money market	686,592	622,818			655,959	525,138
Time deposits	301,431	327,098			320,628	354,362
Wholesale deposits	95,003	72,979			100,006	99,987

(1) Non-GAAP Reconciliation	For the Period Ended September 30,
(Dollars in thousands, except per share data)	2020	2019
Total stockholders’ equity	$184,490	$175,069
Less: goodwill and intangibles, net	(8,440)	(8,119)
Tangible Common Equity	$176,050	$166,950

Book value per common share	$13.69	$12.62
Less: intangible book value per common share	(0.63)	(0.59)
Tangible book value per common share	$13.06	$12.03

(2)  Annualized.

(3)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.  On a non-GAAP operating basis, the Company excludes gains (losses) on sales of investment securities.

(4)  Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change			% Change
			Current			From
	9/30/2020	6/30/2020	Quarter	12/31/2019	9/30/2019	Year Ago
Cash and due from banks	$22,121	$25,613	-13.6%	$14,916	$19,424	13.9%
Interest-bearing deposits at other financial institutions	73,774	64,989	13.5%	18,226	92,986	-20.7%
Investment securities	111,183	122,082	-8.9%	141,589	136,532	-18.6%
Restricted stock, at cost	6,563	6,608	-0.7%	6,017	6,017	9.1%
Loans held for sale, at fair value	--	--	0.0%	11,198	--	0.0%
Loans, net of fees:
Commercial real estate	805,946	779,036	3.5%	747,993	683,813	17.9%
Commercial and industrial	111,736	105,957	5.5%	114,924	124,666	-10.4%
Paycheck protection program	170,338	169,425	0.5%	--	--	100.0%
Commercial construction	214,740	227,746	-5.7%	214,949	214,816	0.0%
Consumer real estate	177,730	177,366	0.2%	181,369	194,979	-8.8%
Consumer nonresidential	17,144	18,590	-7.8%	11,291	25,131	-31.8%
Total loans, net of fees	1,497,634	1,478,120	1.3%	1,270,526	1,243,405	20.4%
Allowance for loan losses	(14,556)	(12,894)	12.9%	(10,231)	(10,068)	44.6%
Loans, net	1,483,078	1,465,226	1.2%	1,260,295	1,233,337	20.2%

Premises and equipment, net	1,747	1,818	-3.9%	2,084	2,029	-13.9%
Goodwill and intangibles, net	8,440	8,525	-1.0%	8,689	8,119	4.0%
Bank owned life insurance (BOLI)	37,913	37,633	0.7%	37,069	26,820	41.4%
Other real estate owned	3,866	3,866	0.0%	3,866	3,866	0.0%
Other assets	45,487	44,789	1.6%	33,346	36,066	26.1%

Total Assets	$1,794,172	$1,781,149	0.7%	$1,537,295	$1,565,196	14.6%

Deposits:
Noninterest-bearing	$431,322	$442,443	-2.5%	$306,235	$294,825	46.3%
Interest-bearing checking	388,531	387,683	0.2%	302,755	349,574	11.1%
Savings and money market	298,061	268,276	11.1%	222,383	273,244	9.1%
Time deposits	301,431	320,628	-6.0%	354,362	327,098	-7.8%
Wholesale deposits	95,003	100,006	-5.0%	99,987	72,979	30.2%
Total deposits	1,514,348	1,519,036	-0.3%	1,285,722	1,317,720	14.9%

Other borrowed funds	40,000	25,000	60.0%	25,000	15,000	166.7%
Subordinated notes, net of issuance costs	24,547	24,527	0.1%	24,487	24,467	0.3%
Other liabilities	30,787	31,934	-3.6%	23,008	32,940	-6.5%

Stockholders’ equity	184,490	180,652	2.1%	179,078	175,069	5.4%

Total Liabilities & Stockholders' Equity	$1,794,172	$1,781,149	0.7%	$1,537,295	$1,565,196	14.6%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	9/30/2020	6/30/2020	Quarter	9/30/2019	Year Ago
Net interest income	$13,595	$12,695	7.1%	$12,092	12.4%
Provision for loan losses	1,700	1,750	-2.9%	235	623.4%
Net interest income after provision for loan losses	11,895	10,945	8.7%	11,857	0.3%

Noninterest income:
Fees on loans	35	46	-23.9%	101	-65.3%
Service charges on deposit accounts	275	223	23.3%	240	14.6%
Gain on sale of securities available-for-sale	44	--	0.0%	3	1,366.7%
BOLI income	280	282	-0.7%	198	41.4%
Other fee income	136	136	0.0%	138	-1.4%
Total noninterest income	770	687	12.1%	680	13.2%

Noninterest expense:
Salaries and employee benefits	4,344	3,982	9.1%	4,349	-0.1%
Occupancy and equipment expense	811	859	-5.6%	882	-8.0%
Data processing and network administration	538	494	8.9%	414	30.0%
State franchise taxes	466	466	0.0%	424	9.9%
Professional fees	303	207	46.4%	230	31.7%
Merger and acquisition expense	--	--	0.0%	51	-100.0%
Impairment on branch closures	--	676	-100.0%	--	0.0%
Other operating expense	1,284	1,314	-2.3%	1,013	26.8%
Total noninterest expense	7,746	7,998	-3.2%	7,363	5.2%
Net income before income taxes	4,919	3,634	35.4%	5,174	-4.9%
Income tax expense	1,045	754	38.6%	1,081	-3.3%
Net Income	$3,874	$2,880	34.5%	$4,093	-5.4%

Earnings per share - basic	$0.29	$0.21	34.3%	$0.30	-2.6%
Earnings per share - diluted	$0.28	$0.21	34.8%	$0.28	1.3%
Weighted-average common shares outstanding - basic	13,476,639	13,455,053		13,862,239
Weighted-average common shares outstanding - diluted	13,891,474	13,924,239		14,867,421

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$3,874	$2,880		$4,093
Add: Merger and acquisition expense	--	--		51
Add: Impairment loss	--	676		--
Subtract: Gain on sales of securities available-for-sale	(44)	--		--
Subtract: provision for income taxes associated with non-GAAP adjustments	9	(142)		(12)
Net Income, Operating earnings (non-GAAP)	$3,839	$3,414		$4,132
Earnings per share - basic (non-GAAP operating earnings)	$0.28	$0.25		$0.30
Earnings per share - diluted (non-GAAP operating earnings)	$0.28	$0.25		$0.28

Return on average assets (non-GAAP operating earnings)	0.88%	0.79%		1.11%
Return on average equity (non-GAAP operating earnings)	8.37%	7.60%		9.55%
Efficiency ratio (non-GAAP operating earnings)	53.92%	54.72%		57.26%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$3,874	$2,880		$4,093
Add: Provision for loan losses	1,700	1,750		235
Add: Impairment losses	--	676		--
Subtract: Gain on sales of securities available-for-sale	(44)	--		--
Add: Income tax expense	1,045	754		1,081
Pre-tax pre-provision income	$6,575	$6,060		$5,409
Earnings per share - basic (non-GAAP operating earnings)	$0.49	$0.45		$0.39
Earnings per share - diluted (non-GAAP operating earnings)	$0.47	$0.44		$0.36

Return on average assets (non-GAAP operating earnings)	1.50%	1.41%		1.46%
Return on average equity (non-GAAP operating earnings)	14.33%	13.49%		12.50%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
			% Change
			From
	9/30/2020	9/30/2019	Year Ago
Net interest income	$38,501	$36,228	6.3%
Provision for loan losses	4,516	1,255	259.8%
Net interest income after provision for loan losses	33,985	34,973	-2.8%

Noninterest income:
Fees on loans	477	501	-4.8%
Service charges on deposit accounts	738	651	13.4%
Gain on sale of securities available-for-sale	141	3	4,600.0%
Loss on loans held for sale	(451)	--	100.0%
BOLI income	845	414	104.1%
Other fee income	401	387	3.6%
Total noninterest income	2,151	1,956	10.0%

Noninterest expense:
Salaries and employee benefits	12,354	12,533	-1.4%
Occupancy and equipment expense	2,525	2,582	-2.2%
Data processing and network administration	1,466	1,196	22.6%
State franchise taxes	1,398	1,272	9.9%
Professional fees	734	634	15.8%
Merger and acquisition expense	--	133	-100.0%
Impairment on branch closures	676	--	100.0%
Other operating expense	3,800	3,193	19.0%
Total noninterest expense	22,953	21,543	6.5%
Net income before income taxes	13,183	15,386	-14.3%
Income tax expense	2,696	3,282	-17.9%
Net Income	$10,487	$12,104	-13.4%

Earnings per share - basic	$0.77	$0.88	-11.9%
Earnings per share - diluted	$0.74	$0.82	-9.2%
Weighted-average common shares outstanding - basic	13,561,153	13,796,394
Weighted-average common shares outstanding - diluted	14,137,053	14,821,612

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$10,487	$12,104
Add: Merger and acquisition expense	--	133
Add: Impairment loss	676	--
Subtract: Gain on sales of securities available-for-sale	(141)	(3)
Subtract: provision for income taxes associated with non-GAAP adjustments	(112)	(30)
Net Income, Operating earnings (non-GAAP)	$10,910	$12,204
Earnings per share - basic (non-GAAP operating earnings)	$0.80	$0.88
Earnings per share - diluted(non-GAAP operating earnings)	$0.77	$0.82

Return on average assets (non-GAAP operating earnings)	0.87%	1.14%
Return on average equity (non-GAAP operating earnings)	8.03%	9.73%
Efficiency ratio (non-GAAP operating earnings)	54.80%	56.07%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$10,487	$12,104
Add: Provision for loan losses	4,516	1,255
Add: Impairment losses	676	--
Subtract: Gain on sales of securities available-for-sale	(141)	(3)
Add: Income tax expense	2,696	3,282
Pre-tax pre-provision income	$18,234	$16,638
Earnings per share - basic (non-GAAP operating earnings)	$1.34	$1.21
Earnings per share - diluted(non-GAAP operating earnings)	$1.29	$1.12

Return on average assets (non-GAAP operating earnings)	1.45%	1.55%
Return on average equity (non-GAAP operating earnings)	13.42%	13.27%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	9/30/2020			6/30/2020			9/30/2019
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$784,990	$9,005	4.59%	$770,326	$8,355	4.34%	$698,287	$8,366	4.79%
Commercial and industrial	107,716	1,356	5.04%	103,226	1,287	4.99%	129,174	1,893	5.86%
Paycheck protection program	170,071	981	2.31%	121,843	801	2.63%	--	--	0.0%
Commercial construction	225,711	2,421	4.29%	222,685	2,588	4.65%	194,327	2,784	5.73%
Consumer real estate	178,531	1,850	4.15%	177,783	2,023	4.55%	195,423	2,429	4.97%
Consumer nonresidential	17,834	345	7.72%	19,520	360	7.37%	24,149	443	7.34%
Total loans	1,484,853	15,958	4.30%	1,415,383	15,414	4.36%	1,241,360	15,915	5.13%

Investment securities (2)(3)	119,846	793	2.65%	128,797	852	2.65%	137,153	928	2.71%
Loans held for sale, at fair value	--	--	0.0%	--	--	0.0%	--	--	0.0%
Interest-bearing deposits at other financial institutions	37,326	16	0.17%	70,945	21	0.12%	27,972	169	2.40%
Total interest-earning assets	1,642,025	16,767	4.08%	1,615,125	16,287	4.03%	1,406,485	17,012	4.84%

Non-interest earning assets:
Cash and due from banks	18,769			19,645			10,221
Premises and equipment, net	1,816			2,050			2,073
Accrued interest and other assets	99,512			96,362			74,685
Allowance for loan losses	(13,117)			(11,570)			(10,034)

Total Assets	$1,749,005			$1,721,612			$1,483,430

Interest-bearing liabilities:
Interest checking	$379,218	$659	0.69%	$341,081	$597	0.70%	$324,658	$1,196	1.46%
Savings and money market	284,665	386	0.54%	263,588	435	0.66%	255,046	908	1.41%
Time deposits	311,615	1,458	1.86%	321,775	1,724	2.15%	318,056	1,903	2.37%
Wholesale deposits	83,044	187	0.90%	132,072	369	1.13%	67,376	416	2.45%
Total interest-bearing deposits	1,058,542	2,690	1.01%	1,058,516	3,125	1.19%	965,136	4,423	1.82%

Other borrowed funds	27,400	81	1.17%	25,000	66	1.06%	18,814	96	2.04%
Subordinated notes, net of issuance costs	24,534	395	6.40%	24,514	395	6.48%	24,454	395	6.41%
Total interest-bearing liabilities	1,110,476	3,166	1.13%	1,108,030	3,586	1.30%	1,008,404	4,914	1.93%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	423,357			401,318			278,354
Other liabilities	31,673			32,585			23,523

Stockholders’ equity	183,499			179,679			173,149

Total Liabilities and Stockholders' Equity	$1,749,005			$1,721,612			$1,483,430

Net Interest Margin		13,601	3.30%		12,701	3.16%		12,098	3.41%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21% .
(3)	The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Nine Months Ended
	9/30/2020			9/30/2019
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$770,820	$26,387	4.56%	$650,381	$23,359	4.79%
Commercial and industrial	107,045	4,214	5.25%	133,083	6,182	6.19%
Paycheck protection program	97,570	1,782	2.44%	--	--	0.0%
Commercial construction	222,844	7,810	4.67%	184,175	7,896	5.72%
Consumer real estate	180,103	5,995	4.44%	201,171	7,616	5.05%
Consumer nonresidential	14,919	833	7.44%	27,316	1,548	7.56%
Total loans	1,393,301	47,021	4.50%	1,196,126	46,601	5.19%

Investment securities (2)(3)	130,682	2,616	2.67%	141,747	2,889	2.72%
Loans held for sale, at fair value	4,583	236	6.86%	--	--	0.0%
Interest-bearing deposits at other financial institutions	43,472	119	0.36%	28,583	485	2.27%
Total interest-earning assets	1,572,038	49,992	4.24%	1,366,456	49,975	4.88%

Non-interest earning assets:
Cash and due from banks	17,287			7,891
Premises and equipment, net	1,935			2,172
Accrued interest and other assets	94,534			61,160
Allowance for loan losses	(11,662)			(9,597)

Total Assets	$1,674,132			$1,428,082

Interest-bearing liabilities:
Interest checking	$331,600	$2,137	0.86%	$307,372	3,096	1.35%
Savings and money market	258,678	1,456	0.75%	255,437	2,825	1.48%
Time deposits	329,003	5,262	2.14%	308,500	5,012	2.17%
Wholesale deposits	111,948	1,172	1.40%	76,713	1,422	2.48%
Total interest-bearing deposits	1,031,229	10,027	1.30%	948,022	12,355	1.74%

Other borrowed funds	30,502	261	1.14%	10,991	189	2.31%
Subordinated notes, net of issuance costs	24,514	1,185	6.46%	24,434	1,185	6.48%
Total interest-bearing liabilities	1,086,245	11,473	1.41%	983,447	13,729	1.87%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	376,518			259,236
Other liabilities	30,249			18,202

Stockholders’ equity	181,120			167,197

Total Liabilities and Stockholders' Equity	$1,674,132			$1,428,082

Net Interest Margin		38,519	3.27%		36,246	3.55%

(1)          Non-accrual loans are included in average balances.

(2)          The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%.

(3)          The average balances for investment securities includes restricted stock.